EXHIBIT 99.2

For Immediate Release

PARLUX RECEIVES LETTER FROM CEO LEKACH

TO PRIVATIZE COMPANY AT $29.00 PER SHARE

FORT LAUDERDALE, FLORIDA June 14, 2006. Parlux Fragrances, Inc. (NASDAQ:PARL) announced today that its Board of Directors had received an unsolicited letter from its Chairman and CEO, Mr. Ilia Lekach, representing PF Acquisition of Florida LLC, pertaining to the possible acquisition of all of the outstanding common stock of the Company at a proposed price of $29.00 per share in cash, representing a premium of 55% over the closing price of the common stock of the Company on June 13, 2006.

The offer is subject to financial and other contingencies.

Frank A. Buttacavoli, COO and CFO, commented, “The offer has been referred to the Special Committee of Independent Directors of the Parlux Board of Directors.”

Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige products. It holds licenses for Paris Hilton fragrances, watches, cosmetics, sunglasses, handbags and other small leather accessories in addition to licenses to manufacture and distribute the designer fragrance brands of Perry Ellis, GUESS?, XOXO, Ocean Pacific (OP), Maria Sharapova, Andy Roddick, babyGund, and Fred Hayman Beverly Hills.

The Company may periodically release forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, future trends in sales and the Company’s ability to introduce new products in a cost-effective manner. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FOR:

Parlux Fragrances, Inc. (954)316-9008

CONTACT:

Frank A. Buttacavoli, Executive Vice President & COO/CFO Ext. 8117

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